Exhibit (a)(1)(N)

ELECTION FORM
TO PARTICIPANTS
IN THE HOME DEPOT EMPLOYEE STOCK PURCHASE PLAN (“ESPP”)

Your election must be received no later than 5:00 p.m., New York City time, on August 13, 2007, to be included in the tabulation, unless the Tender Offer is extended. In accordance with The Home Depot, Inc. Offer to Purchase, dated July 10, 2007, a copy of which I have received, I hereby instruct Computershare Trust Co., N.A., Agent of the Employee Stock Purchase Plan, to tender or not to tender shares of The Home Depot, Inc. common stock in my ESPP account prior to the expiration of such Offer to Purchase, as follows:

1 ☐ I DO NOT WANT TO TENDER SHARES

2 ☐ I WANT TO MAXIMIZE the chance of having The Home Depot, Inc. (the “Company”) purchase all of the shares I tender. Accordingly, by checking this ONE BOX INSTEAD OF ONE OR MORE OF THE PRICE BOXES BELOW, I am willing to accept the purchase price determined by the Company pursuant to the Tender Offer (as defined in the Offer to Purchase). This action could result in receiving a price per share as low as $39.00.

3 ☐ By writing a percentage of shares allocated to my ESPP account in one or more of the spaces below INSTEAD OF CHECKING THE BOX ABOVE, I elect to tender shares at the price(s) indicated. This action could result in none of the shares being purchased if the purchase price for the shares is less than the price(s) selected. If the purchase price for the shares is equal to or greater than the price(s) selected, then the shares purchased by the Company will be purchased at the purchase price determined pursuant to the Offer, subject to the terms of the Offer to Purchase.

% at $39.00	% at $40.00	% at $41.00	% at $42.00	% at $43.00
% at $39.25	% at $40.25	% at $41.25	% at $42.25	% at $43.25
% at $39.50	% at $40.50	% at $41.50	% at $42.50	% at $43.50
% at $39.75	% at $40.75	% at $41.75	% at $42.75	% at $43.75
% at $44.00

Note: The sum of the percentages you write in must not exceed 100%. If the sum of all such percentages exceeds 100%, none of the shares allocated to your account will be tendered.

SIGNATURE	DATE

Incorrectly completed or unsigned forms will be discarded in the Tender Offer.